Exhibit 10.1

AGENCY SALES AGREEMENT

AGREEMENT made by and between INTERSTATE MOTOR CLUB INC. (“IMC”), a Georgia Corporation, with offices at 116 South Broad Street, Suite C, Bainbridge, Georgia 39817, and The Money Tree of Georgia Inc, a Georgia corporation, The Money Tree of Florida Inc., a Georgia corporation, The Money Tree of Louisiana, Inc., a Louisiana corporation, and Small Loans, Inc., a Georgia corporation (collectively “Agents”), and all with offices at 114 South Broad Street, Bainbridge, Georgia 39817.

WHEREAS, IMC is in the business of issuing motor club memberships; and

WHEREAS, Agents are in the business of making small consumer loans and desires to market motor club memberships to their customers; and

WHEREAS, an agreement between IMC and Agents would be to their mutual benefit.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, IMC and Agents agree to the following terms and conditions.

1.	Creation of Agency

Subject to the terms of this Agreement, IMC appoints Agents as its exclusive sales agent in the states of Georgia, Florida, Louisiana and Alabama to solicit on behalf of IMC customers for IMC memberships. Agents accept said appointment.

2.	Agents’ Duties

Agents agree during the term of this Agreement to (a) solicit and sell memberships on behalf of IMC; (b) use only those applications, membership certificates, advertising materials, forms and business solicitation materials approved by IMC; (c) after receiving a signed application and membership fee along with any other required documentation, Agents may bind IMC to the buying member for the benefits in the membership certificate; (d) comply with all state and federal laws pertaining to the sale of a motor or auto club membership; (e) to comply with the sales policies of IMC as sometimes set forth by IMC; (f) to not compete in the territory during the period of time hereof by selling or offering memberships in any other auto or motor club; (g) to keep the terms of this agreement, all forms and supplies, and information made available to agents strictly confidential; (h) to keep safe and account for all monies coming into Agents’ hands belonging to IMC; (i) to extend no credit on behalf of or in the name of IMC; (j) to make no promises or contracts in the name of IMC concerning the payment of any benefits to any member; (k) to submit all applications for membership to IMC within 30 days of receipt by Agents; (l) to not sign up any person for IMC membership who cannot read and write, however, IMC will accept such membership if it is countersigned by a friend or relative of the customer and notated by their signature, a date and social security number; further, IMC will reject any and all (X) signatures unless they are properly countersigned which verifies that a second party was present during the sale; (m) sell memberships only to customers who own or operate vehicles for transportation; (n) fully refund all membership dues for any ineligible membership sale; and (o) to protect the business reputation of IMC.

3.	IMC Duties

IMC agrees during the term of this Agreement to (a) provide all benefits of IMC and to pay all legal and proper requests for benefits to members within a reasonable time at its expense;

(b) to hold Agents harmless and to indemnify Agents for all such requests for membership benefits; further, after a club membership is sold, no Agents shall have any responsibility regarding that membership and the Agents shall perform no services nor process any request for benefits regarding said membership and the Agents’ duties cease upon the sale of a membership in which all paperwork is properly executed and if the Agents are contacted by a member regarding benefits or otherwise the Agents will instruct the member to contact IMC due to the fact that IMC is solely responsible for processing requests for benefits and performing all other duties concerning memberships; (c) to pay for any licensing of Agents’ employees necessary to sell memberships; and (d) to take full responsibility for the payment of any claims.

4.	Commissions

Agents agree to pay to IMC the entire amount of the membership fees collected by Agents less an 80% commission to be retained by Agents. This amount will be paid monthly by the 20th day of the month following the Agents’ fiscal month in which it is collected. The Agents agree to remit membership certificates based on a month end close out of the 25th of each month. The Agents agree to remit the membership certificates by the 10th of each month.

5.	Relationship of Parties

Nothing herein shall be construed as creating an employment of Agents or Agents’ employees by IMC or creating a partnership between Agents and IMC. Agents are at all times and shall remain independent contractors.

6.	Terms

This Agreement shall remain in full force and effect until terminated by either party upon written notice.

7.	Severability

No provision of this Agreement which may be deemed illegal, invalid or unenforceable will in any way invalidate any other provision of this Agreement, all of which will remain in full force and effect.

8.	Entire Agreement

This Agreement supersedes and replaces all prior and contemporaneous agreements, understandings and/or representations, whether oral or written, between the parties and relating to the subject matter herein and constitutes the entire agreement between the parties. This Agreement may not be modified, changed, altered or amended except by an express written agreement signed by duly authorized representatives of the parties hereto.

9.	Controlling Law

This Agreement including all matters relating to the validity, construction, performance and enforcement thereof is governed by the laws of the State of Georgia.

10.	Notices

Notices to be given pursuant to this Agreement will be in writing and will be deemed to have been duly and property given on the date such notice is delivered to the other party at the address listed above.

11.	Arbitration

IMC and Agents understand and agree that any and all disputes, claims, or controversies of any kind and nature between the parties arising out of or relating to the relationship between the parties will be resolved through mandatory, binding arbitration. The party seeking arbitration shall select one of the following arbitration administrators: National Arbitration Forum or National Arbitration and Mediation. Except as modified hereby, the arbitration shall be conducted according to the rules and procedures of the selected Administrator. The parties understand that each is waiving their right to have disputes resolved in a court by a judge or jury.

WITNESS OUR HANDS THIS 16TH DAY OF APRIL, 2009.

IMC:	AGENTS:

Interstate Motor Club Inc.	The Money Tree of Georgia Inc.

/s/ Debby Inlow	/s/ Brad Bellville
Debby Inlow, President	Brad Bellville, President

The Money Tree of Florida Inc.

/s/ Brad Bellville
Brad Bellville, President

The Money Tree of Louisiana, Inc.

/s/ Brad Bellville
Brad Bellville, President

Small Loans, Inc.

/s/ Brad Bellville
Brad Bellville, President